Exhibit 2.2

EXECUTION COPY

STOCK PURCHASE AGREEMENT

BETWEEN

RADIANCY (ISRAEL) LTD.

AND

PHOTOMEDEX, INC.

Dated as of December 12, 2011

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is made and entered into as of December 12, 2011 by and among Radiancy (Israel) Ltd., a company organized under the laws of Israel (“Radiancy”) and PhotoMedex, Inc., a Nevada corporation (“PhotoMedex”). Radiancy and PhotoMedex are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

WITNESSETH:

WHEREAS, Radiancy desires to purchase from PhotoMedex, and PhotoMedex desires to sell and transfer to Radiancy, all of the issued and outstanding shares of capital stock of Photo Therapeutics Limited, a company organized under the laws of England and Wales with registered number 3475828 (the “Company”).

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties hereto agree as follows:

ARTICLE I

SALE OF STOCK

1.1 Sale of Stock. On the date hereof, PhotoMedex shall sell, convey and transfer to Radiancy, and Radiancy shall purchase from PhotoMedex, all of the ordinary shares of capital stock, par value one penny each, of the Company (the “Securities”) in accordance with the terms of this Agreement. The Securities shall be free and clear of any liens, encumbrances, claims, security interests, options, charges or other restrictions.

1.2 Purchase Price. The aggregate consideration for the Securities purchased hereunder is Twenty Four Million Five Hundred Ninety Thousand U.S. Dollars (US$24,590,000) (the “Purchase Price”) payable by a promissory note substantially in the form attached hereto as Exhibit A (the “Note”).

1.3 Closing Deliveries.

(a) Closing Deliveries of PhotoMedex. On the date hereof, PhotoMedex shall deliver to Radiancy the following:

(i) stock certificates representing all of the Securities duly endorsed or accompanied by stock powers duly executed in blank, with any required transfer stamps affixed thereto, and otherwise in proper form for transfer, as shall be necessary to vest in Radiancy, full, complete, good and marketable title to the Securities free and clear of all liens, claims and encumbrances of any kind whatsoever, all such documents to be in form and substance satisfactory to counsel for Radiancy and duly endorsed or executed by PhotoMedex;

(ii) duly executed resignations of all officers and directors of the Company from all offices and directorships of the Company held by them; and

(iii) any other documents or instruments reasonably requested by Radiancy to vest in Radiancy, full, complete, good and marketable title to the Securities.

(b) Closing Deliveries of Radiancy. On the date hereof, Radiancy shall deliver to PhotoMedex the following:

(i) the Note duly executed by Radiancy.

(ii) any other documents or instruments reasonably requested by PhotoMedex to consummate the sale of the Securities.

1.4 Appointment. Upon the consummation of the transactions contemplated by this Agreement, the Parties shall undertake all actions necessary to appoint Dr. Yoav Ben-Dror as director and chairman of the Company.

1.5 Proceeds. PhotoMedex hereby agrees that the Purchase Price and proceeds of the Note shall be used in part to satisfy in full all of PhotoMedex’s payment obligations under that certain Repurchase Right Agreement, dated as of May 27, 2011, by and between PhotoMedex and Perseus Partners VII, L.P.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF PHOTOMEDEX

PhotoMedex represents and warrants to Radiancy as follows:

2.1 Securities; Title. The Securities are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right. The Securities represent all of the issued and outstanding securities (equity, debt or otherwise) of the Company and no other securities of the Company are issued, reserved for issuance or outstanding. PhotoMedex is the owner of, and has good and marketable title to, all of the Securities, free and clear of all liens, claims and encumbrances, and has full legal title and power and the authorizations and approvals necessary to sell, transfer and deliver the Securities to Radiancy. Upon delivery of the certificates for the Securities by PhotoMedex pursuant to this Agreement, Radiancy will acquire good and marketable title to the Securities, free and clear of all liens, claims and encumbrances.

2.2 Authorization. PhotoMedex has all requisite corporate power and authority to execute and deliver this Agreement and each other ancillary agreement related hereto to which it is a party, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement have been duly and validly authorized by the board of directors of PhotoMedex and no other corporate proceedings on the part of PhotoMedex are necessary to authorize the execution and delivery of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF RADIANCY

Radiancy hereby represents and warrants to PhotoMedex as follows:

3.1 Authorization. Radiancy has all requisite corporate power and authority to execute and deliver this Agreement and each other ancillary agreement related hereto to which it is a party, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement have been duly and validly authorized by the board of directors of Radiancy and no other corporate proceedings on the part of Radiancy are necessary to authorize the execution and delivery of this Agreement.

ARTICLE IV

MISCELLANEOUS

4.1 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by facsimile or other electronic means, receipt confirmed, or on the next business day when sent by reliable overnight courier to the respective Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(i)	if to Radiancy, to:

c/o Radiancy, Inc.

40 Ramland Road South, Suite 200

Orangeburg, New York 10962

Attn: Dr. Dolev Rafaeli

Facsimile: (845) 398-1648

with a copy to (but which shall not constitute notice to Radiancy):

Ellenoff Grossman & Schole LLP

150 East 42nd Street

New York, New York 10017

Attention: Barry I. Grossman, Esq.

Facsimile: (212) 370-7889

(ii)	if to PhotoMedex , to:

PhotoMedex, Inc.

147 Keystone Drive

Montgomeryville, PA 18936

Attention: Dennis McGrath, Chief Executive Officer and President

Facsimile: (215) 619-3208

with a copy to (but which shall not constitute notice to PhotoMedex):

Kaye Scholer LLP

425 Park Avenue

New York, New York 10022

Attention: Stephen C. Koval, Esq. and William M. Lonergan, Esq.

Facsimile: (212) 836-8689

4.2 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other Parties, and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

4.3 Governing Law; Jurisdiction. This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of Delaware without regard to the conflict of laws principles thereof. All actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in Delaware. The Parties hereto hereby (A) submit to the exclusive jurisdiction of any Delaware state or federal court for the purpose of any action arising out of or relating to this Agreement brought by any Party hereto and (B) irrevocably waive, and agree not to assert by way of motion, defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, that the venue of the action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any of the above-named courts. Each of Radiancy and PhotoMedex agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of Radiancy and PhotoMedex irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself or its property, by personal delivery of copies of such process to such Party. Nothing in this Section 4.3 shall affect the right of any Party to serve legal process in any other manner permitted by applicable law.

4.4 Waiver of Jury Trial. Each of the Parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any action directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby. Each of the Parties hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of any action, seek to enforce that foregoing waiver and (ii) acknowledges that it and the other Parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 4.4.

4.5 Counterparts. This Agreement may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

4.6 Entire Agreement. This Agreement, the Note and the documents or instruments referred to herein embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein.

4.7 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

4.8 Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

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SIGNATURE PAGE TO

STOCK PURCHASE AGREEMENT

IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be signed and delivered by its respective duly authorized officer as of the date first above written.

RADIANCY (ISRAEL) LTD.

By:	/s/ Dr. Yoav Ben-Dror
Name: Dr. Yoav Ben-Dror
Title: Chairman

PHOTOMEDEX, INC.

By:	/s/ Dennis McGrath
Name: Dennis McGrath
Title: President and Chief Executive Officer

7

EXHIBIT A

FORM OF PROMISSORY NOTE

8

PROMISSORY NOTE

US$24,590,000 December 12, 2011	Dover, Delaware

FOR VALUE RECEIVED, Radiancy (Israel) Ltd. (“Maker”) hereby promises to pay to the order PhotoMedex, Inc. (“Payee”) at 147 Keystone Drive, Montgomeryville, PA 18936, or such other place as may be designated in writing by Payee, the principal sum of Twenty Four Million Five Hundred Ninety Thousand ($24,590,000) United States Dollars.

The outstanding principal amount of this Note shall be due and payable in full on December 13, 2011 (the “Maturity Date”), by wire transfer and in readily available funds to an account designated by Payee.

Maker reserves the right to pay any or all of the outstanding principal at any time prior to the Maturity Date without premium or penalty.

This Note may not be changed, modified or terminated orally, but only by an agreement in writing signed by the party to be charged therewith.

This Note shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law. Each party hereby consents to the jurisdiction of any federal or state court situated in Delaware over any litigation arising with respect to this Note. This Note shall be binding upon Maker and its assigns and successors and inure to the benefit of Payee and Payee’s successors and assigns.

If any term of this Note shall be held invalid, illegal or unenforceable, the validity of all other terms and provisions hereof shall in no way be affected thereby.

No delay, failure or omission by Payee or any subsequent holder in respect of the exercise of any right or remedy granted hereunder or allowed by law to Payee or other holder shall constitute a waiver of the right to exercise the same at any future time or in the same or other circumstances.

IN WITNESS WHEREOF, Maker has duly executed this Note as of the date first written above.

RADIANCY (ISRAEL) LTD.

By:	/s/ Dr. Yoav Ben-Dror
Name: Dr. Yoav Ben-Dror
Title: Chairman